CONTACT:

David W. Fry

Executive Vice President, Treasurer and Chief Financial Officer

Flushing Financial Corporation

(718) 961-5400

FOR IMMEDIATE RELEASE

FLUSHING FINANCIAL CORPORATION TO RECORD OTHER-THAN-TEMPORARY

IMPAIRMENT CHARGE IN FOURTH QUARTER

LAKE SUCCESS, NY – January 23, 2008 - Flushing Financial Corporation (the “Company”) (Nasdaq-GS: FFIC), the parent holding company for Flushing Savings Bank, FSB, today announced it will record an after-tax other-than-temporary impairment charge of $2.6 million, or $0.13 per diluted share, in the quarter ended December 31, 2007 to reduce the carrying amount of its investments in preferred stock issues of Freddie Mac and Fannie Mae, two government sponsored entities, to the securities market value of $28.2 million at December 31, 2007. These investment grade securities are held in the Company’s available for sale portfolio. Prior to recording this charge, the impairment had been reflected as a reduction to stockholders’ equity through other comprehensive income. Therefore, recording this charge has no effect on stockholders’ equity.

John R. Buran, President and Chief Executive Officer, stated: “The decision to record this non-cash other-than-temporary impairment charge is due to the significant decline in the market value of these investment grade securities caused by recently announced negative financial results and capital raising activities of Freddie Mac and Fannie Mae, and the unlikelihood of any near-term recovery in the market value of these securities. These securities continue to pay dividends at their stated rate, generating $2.0 million in annual pre-tax income.”

The Company expects to report its fourth quarter and full year financial results on Monday, January 28, 2008.

Flushing Financial Corporation is the holding company for Flushing Savings Bank, FSB, a federally chartered stock savings bank insured by the Federal Deposit Insurance Corporation (FDIC). The Bank conducts its business through fourteen banking offices located in Queens, Brooklyn, Manhattan and Nassau County, and its internet banking division, “iGObanking.comTM”.

Additional information on Flushing Financial Corporation may be obtained by visiting the Company’s website at http://www.flushingsavings.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this Press Release relating to plans, strategies, economic performance and trends, projections of results of specific activities or investments and other statements that are not descriptions of historical facts may be forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking information is inherently subject to risks and uncertainties, and actual results could differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2006 and in other documents filed by the Company with the Securities and Exchange Commission from time to time. Forward-looking statements may be identified by terms such as “may”, “will”, “should”, “could”, “expects”, “plans”, “intends”, “anticipates”, “believes”, “estimates”, “predicts”, “forecasts”, “potential” or “continue” or similar terms or the negative of these terms. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. The Company has no obligation to update these forward-looking statements.